UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Eargo, Inc. (Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Eargo, Inc. (“we,” “us,” “our” or the “Company”) is providing the following information to supplement the disclosures contained in the Definitive Proxy Statement filed by the Company on September 13, 2022 (the “Proxy Statement”). Capitalized terms used herein and not defined have the meanings given to them in the Proxy Statement.

Legal Proceedings and this Supplement to the Proxy Statement

Following the initial filing of the Proxy Statement, a purported stockholder of the Company filed a putative class action complaint against us and members of the Board.

The complaint alleges, among other things, breach of fiduciary duty by the Board in connection with the Financing. The complaint also alleges that the Proxy Statement omits material information concerning the Financing. The complaint generally seeks injunctive relief and awards of attorneys’ and experts’ fees, among other remedies.

It is possible that additional, similar complaints may be filed or the complaint described above may be amended. If this occurs, we do not intend to announce the filing of each additional, similar complaint or any amended complaint unless required by law. Although we cannot predict the outcome of, or estimate the possible loss or range of loss from, these matters, we and the Board believe that the complaint is without merit and intend to vigorously defend against the allegations contained therein.

We believe no supplemental disclosures are required under applicable law; however, in order to alleviate the costs, risks and uncertainties inherent in litigation, avoid any potential delay in the Annual Meeting or the Rights Offering and provide additional information to our stockholders, we have determined to voluntarily supplement the Proxy Statement with the information contained herein. The filing of this supplement to the Proxy Statement is not an admission of the legal necessity or materiality under applicable laws of any of the information set forth herein. To the contrary, we specifically deny all allegations in the complaint, including, without limitation, that any additional disclosure was or is required.

Background of the Transaction

The following chronology summarizes the key events and meetings that led to the signing of the Note Purchase Agreement (the “Note Purchase Agreement”) with entities affiliated with Patient Square Capital, L.P. (“PSC”) on June 24, 2022 and subsequent related events through the date of this supplement to the Proxy Statement. As described more fully in the Proxy Statement, we are seeking stockholder approval for the Share Increase Amendment Proposal (Proposal No. 5) and the Nasdaq Approval Proposal (Proposal No. 6) at the Annual Meeting and intend to undertake the Rights Offering thereafter as required by the Note Purchase Agreement. This chronology does not purport to catalog every action, consideration or conversation of our board of directors (the “Board”), management, our representatives or other parties.

Our Board, together with members of our management team, regularly reviews and assesses our performance, growth prospects, business plans, financial condition and overall strategic direction. In doing so, our Board considers a variety of opportunities that may be available and in our best interests and those of our stockholders, including financing transactions, business combinations, acquisitions and other financial and strategic alternatives, in each case with the goal of maximizing stockholder value.

Since March 2021, we have experienced significant operational and financial turbulence that culminated in a critical need to raise capital in the face of challenging market conditions. Following a vigorous survey of all available alternatives and intensive negotiations, and in order to secure necessary capital and fund operations, our Board approved the transactions contemplated by the Note Purchase Agreement with PSC, which the Board determined, with the advice of management and our advisors, to be the best opportunity available at the time.

A summary of key events related to the transaction are described below.

In March 2021, we were notified by our largest third-party payor, which accounted for approximately 57% of the Company’s gross accounts receivable as of March 31, 2021, that we were subject to a claims audit (the “Primary Audit”). We disclosed the Primary Audit in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 13, 2021. Overall, however, our financial results for the first quarter of 2021 were favorable, with continued revenue growth and margin improvements. As of March 31, 2021, the Company had cash and cash equivalents of $201.6 million, compared to $212.2 million as of December 31, 2020, reflecting a level of cash burn such that a need for additional financing was not anticipated in the near term.

On August 12, 2021, we disclosed in our earnings press release for the quarter ended June 30, 2021 (“Q2 2021”) that claims related to the Primary Audit had not been paid and that we were in active discussions with the payor and continuing to work toward conclusion of the Primary Audit. Overall, our financial disclosures for Q2 2021 showed that our loss from operations for the six months ended June 30, 2021 had increased to $32.4 million as compared to $17.3 million in the corresponding period in 2020. They also highlighted an increased cash burn, with cash and cash equivalents of $179.4 million as of June 30, 2021 as compared to $201.6 million as of March 31, 2020, as we generally did not receive payments from our largest third-party payor while the Primary Audit was ongoing.

On September 21, 2021, we were informed that we were the target of a criminal investigation by the United States Department of Justice (the “DOJ”) related to insurance reimbursement claims we submitted on behalf of our customers covered by various federal employee health plans under the Federal Employee Health Benefits (“FEHB”) program. The investigation also pertained to our role in customer reimbursement claim submissions to federal employee health plans (collectively, the “DOJ investigation”). We were informed by the third-party payor conducting the Primary Audit that the DOJ was the principal contact related to the subject matter of the Primary Audit. We promptly disclosed these developments in a Current Report on Form 8-K filed on September 22, 2022, in which we also withdrew financial guidance for the year ended December 31, 2021. The developments with respect to the DOJ investigation from the notice received on September 21, 2022 through our settlement with the DOJ on April 29, 2022 have been described in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

In addition to the Primary Audit, we have been subject to a number of other audits of insurance reimbursement claims submitted to additional third-party payors (collectively with the Primary Audit, the “claims audits”). One of these claims audits does not relate to claims submitted under the FEHB program. Developments with respect to these other audits have been described in our reports filed with the SEC.

Between September 21, 2021 and December 8, 2021, the Board took various actions in response to the DOJ investigation, including, but not limited to, suspending equity awards under the Company’s non-employee director compensation programs as well as equity awards generally, restricting employees from selling common stock, deferring the settlement of restricted stock units in common stock, and suspending our 2020 Employee Stock Purchase Plan. Additionally, we announced a plan to reduce our employee workforce to streamline our organization in response to declines in customer orders, which was substantially completed during the fourth quarter of 2021, resulting in a reduction of approximately 27% of our employee workforce, or approximately 90 people. Overall, we continued to process orders for customers with potential insurance benefits (including FEHB program members) but suspended all claims submission activities and offered certain affected customers the option to return their hearing aids or purchase their hearing aids without the use of their insurance benefits in case their claim is denied or ultimately not submitted by us to their insurance plan for payment.

Shortly after notice of the DOJ investigation, we entered into a confidentiality agreement with Perella (the “Perella NDA”) on October 8, 2021 in connection with the possible engagement of Perella to provide financial advisory services to us and assist us in our analysis and consideration of various capital raising and related efforts.

On November 16, 2021, we filed a Form 12b-25 indicating our inability to timely file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Q3 10-Q”) due to the DOJ investigation and the claims audits. On November 18, 2021, we were notified by the Nasdaq Stock Market LLC (“Nasdaq”) that we were not in compliance with Nasdaq Listing Rule 5250(c)(1) for continued listing as a result of the delay in filing the Q3 10-Q with the SEC.

On December 3, 2021, a putative stockholder filed a derivative complaint purportedly on the Company’s behalf against members of the Board and us as nominal defendant (the “Derivative Action”), alleging (among other things) that the defendants breached their fiduciary duties by allegedly failing to implement and maintain an effective system of internal controls related to our financial reporting, public disclosures and compliance with laws, rules and regulations governing the business.

Beginning on December 8, 2021, we stopped accepting insurance benefits as a method of direct payment.

The negative impacts of the DOJ investigation and claims audits to our business in the fourth quarter of 2021 were significant. Our cash and cash equivalents declined from $156 million to $110 million from September 31, 2021 to December 31, 2021, as reported in our Form 12b-25 filed March 2, 2022.

Between the time we became aware of the DOJ investigation and the end of 2021, the Board and management’s efforts were primarily focused on the investigation and our business and strategy in light of the investigation, including our efforts to reduce our cash burn. The Board met a total of 21 times during that period, 18 of which were primarily focused on the DOJ investigation and two of which were focused on business, strategy and our financial condition (including a deep dive on scenario planning and a discussion on the reduction in force in the fourth quarter of 2021).

On January 2, 2022, Jim Momtazee, the Managing Partner of PSC, reached out to Josh Makower, chair of our Board, to express PSC’s interest in discussing the Company.

On January 4, 2022, as disclosed in a Current Report on Form 8-K filed on January 6, 2022, the DOJ confirmed to us that the DOJ investigation had been referred to the Civil Division of the DOJ and the U.S. Attorney’s Office for the Northern District of Texas and the criminal investigation was no longer active. Then, on January 5, 2022, the U.S. District Court for the Northern District of California consolidated three purported securities class actions brought against us (the “Securities Class Action”). While the lead plaintiffs had not yet filed a consolidated amended complaint, the complaints of the individual lawsuits filed prior to the consolidation generally alleged that certain of our disclosures about our business, operations and prospects, including reimbursements from third-party payors, violated federal securities laws. Also on January 4, 2022, a representative of the Company reached out to BofA Securities, Inc. (“BofA Securities”), which had provided investment banking services to the Company in the past, and a call was held on January 6, 2022 to discuss the firm and its experience with complex situations. On January 13, 2022, the Company entered into a confidentiality agreement with BofA Securities (the “BofA Securities NDA”) in connection with the possible engagement of BofA Securities to assist the Company in pursuing a potential financial or strategic transaction for the Company. After entering into the BofA Securities NDA, the Company shared information regarding the DOJ investigation and discussed potential options for future fund raising. The Board subsequently reviewed management’s recommendation to engage Perella and BofA Securities to support the Company’s financing and sale transaction efforts.

Following the January meetings among management, the Board, BofA Securities and Perella, we and our financial advisors began reaching out to potentially interested parties, specifically targeting parties with prior knowledge of the Company or our industry. By the time we entered into the transaction with PSC, we and our financial advisors had contacted 38 potential investors and entered into 19 confidentiality agreements with certain of those potential counterparties.

On January 11, 2022, Mr. Momtazee spoke with Mr. Makower to discuss PSC’s interest in investing in the Company.

On January 25, 2022, the Board met via teleconference, with members of management, Latham & Watkins LLP, counsel to the Company (“Latham”), Selendy Gay Elsberg, counsel to the Company (“Selendy”), Sidley Austin, counsel to the Board (“Sidley”), and FTI Consulting, Inc., a business advisory firm who engaged by the Board to advise on potential restructuring and related analyses (“FTI”), present. Latham provided an update on settlement discussions with the DOJ, and management discussed federal insurance coverage. Management also provided an overview of our financial position and capital raising considerations, including an overview of discussions that had been had with various potential financing advisors. The Board indicated support for engaging Perella and BofA Securities, and management noted that representatives of Perella would be present at the next scheduled Board meeting on February 2, 2022 to present on potential financial and strategic alternatives available to the Company.

On January 26, 2022, Mr. Momtazee and Christian Gormsen, our President and Chief Executive Officer, spoke on the phone regarding the Company’s ongoing operations, and each expressed a desire to discuss further after entering into a confidentiality agreement.

On February 2, 2022, the Board met via teleconference with management, Latham, FTI and Perella in attendance. Among other things, management reviewed our financial performance during the fourth quarter of 2021 and January 2022. Perella presented an overview of potential options for funding our growth and a comparison of fundraising alternatives and timing for those alternatives. Management reviewed inbound inquiries received from potential strategic investors, including PSC. Latham provided an overview of developments since the announcement of the DOJ announcement. The Board discussed other fundraising matters and potential engagement of financial advisors.

By February 3, 2022, management had received inbound interest from five (5) potential financing candidates, including PSC.

On February 4, 2022, Christian Gormsen, the President and Chief Executive Officer of the Company, spoke with two potential investors (“Party A” and “Party B”). Party B subsequently determined not to move forward, citing concerns over the ongoing DOJ investigation.

On February 14, 2022, we entered into a confidentiality agreement with Party A. The agreement contained a customary standstill provision prohibiting Party A from taking certain actions to solicit support for certain transactions or acquire shares of our common stock.

On February 16, 2022, the Board met via teleconference with management and Latham in attendance. Management presented, among other things, an overview of the Company’s fundraising alternatives and outreach. Management also presented a proposed investor presentation to the Board for use in its capital‑raising efforts.

On March 2, 2022, we filed a Form 12b-25 indicating our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2021. In that filing we also reported that through our continued cooperation with the DOJ investigation, we had reached an understanding in principle with the DOJ with respect to certain material terms of a potential settlement and resolution of the investigation and estimated a probable loss of approximately $34.4 million in connection with the investigation.

On February 23, 2022, management, including Mr. Gormsen, Adam Laponis, our Chief Financial Officer, and Nick Laudico, Senior Vice President, Corporate Strategy and Investor Relations, met via teleconference with representatives of Party A to discuss the Company’s business outlook, historical financials and growth opportunities. Party A subsequently contacted Mr. Gormsen on March 3, 2022, informing us that Party A determined not to move forward at this time at the proposed valuation, citing concerns over the ongoing DOJ investigation and volatile market conditions.

On March 4, 2022, Mr. Momtazee and Mr. Gormsen exchanged e-mails and discussed the desire to enter into a confidentiality agreement in order to discuss the business in further detail.

On March 7, 2022, we entered into a confidentiality agreement with PSC. The agreement contained a customary standstill provision prohibiting PSC from taking certain actions to solicit support for certain transactions or acquire shares of our common stock. On that same date, management contacted representatives of PSC via email to schedule a meeting to discuss diligence matters and the Company. A meeting was subsequently scheduled for March 10, 2022.

On March 9, 2022, management sent presentation materials to representatives of PSC for discussion at the forthcoming meeting. The materials included information related to the DOJ investigation, our financial performance, operational and employee matters, certain financial and business forecasts and related matters.

On March 10, 2022, members of management, including Mr. Gormsen, Mr. Laponis,  and Mr. Laudico, met with representatives of PSC, including Mr. Momtazee and Justin Sabet-Peyman, to discuss the above‑mentioned materials and other matters relating to the Company and our capital needs.

On March 11, 2022, a representative of PSC contacted management to request additional information and sent a diligence list of requested documents and information.

Over the following two weeks, management uploaded documents to a secure platform. Access to such platform and documents was provided to representatives of each of PSC, Ropes & Gray LLP, counsel to PSC (“Ropes”), and Latham.

On March 24, 2022, Mr. Gormsen received an inbound inquiry from a potential investor (“Party C”) expressing interest in a possible investment in the Company.

Also on March 24, management, including Mr. Gormsen, Mr. Laponis and Mr. Laudico, met with representatives of PSC, including Mr. Momtazee and Mr. Sabet-Peyman, in person and via teleconference to discuss materials previously provided to PSC. Representatives of PSC asked questions about the Company’s ongoing operations, the DOJ investigation and business prospects. Management also presented additional financial information to PSC.

From March 24, 2022 through March 29, 2022, management and representatives of PSC exchanged emails relating to certain documents provided in the secure document platform.

On March 30, 2022, Mr. Laponis and Mr. Laudico met with a representative of PSC via teleconference to discuss the financial information that had been provided to the representatives of PSC via the secure document platform.

Also on March 30, 2022, PSC submitted a term sheet to us for a potential private investment in public equity (“PIPE”) transaction. The proposal reflected a $60 million investment for shares of convertible preferred stock entitled to dividend, preemptive, information, voting and other rights, including a veto right for significant corporate transactions. Under the proposal, PSC would also have the right to nominate one director to the Board who would be entitled to serve on all Board committees, subject to the requirements of Nasdaq.

On March 31, 2022, Mr. Gormsen spoke telephonically with a representative of Party A, providing an update on the Company’s ongoing capital-raising process and to discuss Party A’s potential interest.

By March 31, 2022, our business and cash position had continued to deteriorate. Our cash and cash equivalents had declined to $89 million as of March 31, 2022 from $110 million as of December 31, 2022, as reported in our Form 12b-25 filed May 11, 2022 indicating our inability to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. While the cash burn of $21.5 million during the first quarter of 2022 was significantly lower than our cash burn during the fourth quarter of 2022, our cash and cash equivalents position of $89 million as of March 31, 2022 meant that we would likely need additional capital in the near term.

On April 1, 2022, Mr. Momtazee and Mr. Gormsen met telephonically to discuss the term sheet, including price, voting agreements and other governance rights.

On April 1, 2022, the Board met via teleconference to consider, among other things, our capital needs and PSC’s proposal. Members of management were present along with representatives from Perella, Latham and FTI. The Board discussed the need to raise capital and potential timing considerations relating to the potential settlement of the DOJ investigation. Management advised the Board of the indications of interest previously received from Party A and Party B, each of whom had at that time already indicated that they determined not to proceed. The Board then discussed the proposal submitted by PSC. Latham led a discussion of the proposed terms and the Board’s fiduciary duties related to the potential financing. The Board then directed management and our advisors to continue negotiating the terms of a potential financing transaction with PSC, and to continue seeking proposals from other potential investors.

Also on April 2, 2022, Mr. Momtazee and Mr. Gormsen met telephonically to discuss the term sheet, including matters related to price and other changes to be submitted by the Company back to PSC.

On April 3, 2022, we submitted a counter proposal to PSC’s term sheet.

On April 4, 2022, the Board held a meeting via teleconference to review the status of discussions with PSC and other available alternatives, at which meeting management and representatives of Perella and Latham were present. Management informed the Board that, of the six (6) potential investors with which active discussions or outreach had taken place, four (4) had elected not to move forward and the other two (2) had not submitted any firm indication of interest. A representative of Latham led a discussion on the Board fiduciary duties as they relate to the potential financing. The Board then reviewed the term sheet with PSC, discussing, among other things, that the proposed terms did not prohibit us from seeking other proposals prior to entry into a definitive agreement. Following a full discussion and input from Perella and management, the Board determined that it was in our best interests and those of our stockholders to enter into the term sheet with PSC.

Also on April 4, 2022, we entered into a confidentiality agreement with Party C. The agreement contained a customary standstill provision prohibiting Party C from taking certain actions to solicit support for certain transactions or acquire shares of our common stock. Following entry into the agreement, Party C received access to operational and financial information about the Company via a secure platform.

On April 5, 2022, the Board met via teleconference to discuss the ongoing DOJ investigation and the status of financing activities. Management and representatives from Latham, Selendy, Sidley and FTI were present. Latham provided an update on the DOJ investigation, including communications with the DOJ regarding possible timing of signing a settlement agreement with the government. Management then provided the Board with an update on financing activities, including an overview of ongoing discussions, draft documentation in respect of the potential deal with PSC, and related matters. Latham provided a summary of the market evaluation being conducted by the Company and Perella.

Also on April 5, 2022, we entered into a non-binding term sheet with PSC for a potential $60 million PIPE investment in a new class of preferred stock (“Preferred Stock Investment”), which, among other things, did not prohibit us from continuing to evaluate alternative opportunities, including a potential sale.

On April 6, 2022, representatives from Latham, on our behalf, delivered drafts of the transaction documents for the potential Preferred Stock Investment to Ropes. We subsequently exchanged several drafts and worked toward finalizing documentation.

On April 6, 2022, management, including Mr. Gormsen and Mr. Laponis, met with representatives of Party C. Management reviewed our operations and business prospects and addressed questions from Party C relating to the DOJ investigation, our growth prospects and our expectations regarding the regulatory landscape. Management spoke again with Party C via teleconference the following day.

On April 7, 2022, Mr. Gormsen met with a representative of Party A via teleconference. The parties discussed interest in a potential financing and timing.

Also on April 11, 2022, management, including Mr. Gormsen’, Mr. Laponis and Mr. Laudico, and representatives of PSC, including Mr. Momtazee and Mr. Sabet-Peyman, held a meeting in person to discuss Company operations, business outlook and the regulatory landscape. The parties also discussed financial materials provided to PSC.

On April 12, 2022, the Board held a meeting via teleconference with management and representatives of Latham, Sidley and FTI present. The Board discussed the status of discussion with the DOJ and the potential timing of a settlement agreement, and management provided an update on capital-raising efforts.

On April 13, 2022, Mr. Gormsen and Mr. Sabet-Peyman met via teleconference to discuss additional matters relating to our business prospects and the terms of a potential investment.

On April 15, 2022, Mr. Gormsen spoke with a representative of Party C regarding a potential financing transaction. Party C indicated interest in an equity investment. The parties spoke again on April 18, 2022, with Party C describing the terms upon which they may be interested in an investment (such terms being less attractive to us than those contemplated at such time in the term sheet, draft documents and discussions for the Preferred Stock Investment by PSC).

The Board met again via teleconference on April 19, 2022. Members of management and representatives of Latham and FTI were present. Management provided an update to the Board on recent communications with the DOJ regarding the status and timing of a potential settlement agreement. Management proceeded to update the Board on various operational matters, including effects of the ongoing investigation on our financial profile and our ongoing capital needs. A discussion of continued financing efforts followed, with management reviewing the ongoing outreach to various potential investors.

On April 20, 2022, Mr. Gormsen, Mr. Sabet-Peyman and Mr. Momtazee met via teleconference to discuss matters relating to our insurance business and the ongoing DOJ investigation.

On April 22, 2022, management and representatives of PSC, with representatives of Latham and Ropes present, met via teleconference to discuss certain matters relating to our ongoing operations, the DOJ investigation and matters relating to our insurance-pay business.

On April 25, 2022, Mr. Momtazee informed Mr. Gormsen that PSC would not continue forward with the Preferred Stock Investment, due in part to the continued uncertainty relating to the timing and terms of the final settlement with the DOJ. Mr. Gormsen subsequently updated the Board.

On April 26, 2022, the Board met again via teleconference with management, Latham, Selendy, Sidley and FTI present. Following a discussion of the status of the DOJ investigation and communications with the government, the Board approved the proposed settlement with the DOJ. Management then updated the Board on ongoing capital-raising efforts with PSC and other potential investors.

On April 29, 2022, we entered into a civil settlement agreement with the DOJ that resolved the DOJ investigation related to our customer reimbursement claim submissions to various federal employee health plans under the FEHB program. The settlement agreement provided for our payment of approximately $34.4 million to the U.S. government and resolved allegations that we submitted or caused the submission of claims for payment to the FEHB program using unsupported hearing loss-related diagnostic codes.

From the beginning of 2022 through the time we entered into the settlement agreement, the Board met a total of 14 times where the primary focus of the meeting was the DOJ investigation. In four (4) of those meetings, the Board also focused on our need to raise additional capital due to its deteriorating financial condition.

On May 3, 2022, the Board held a meeting via teleconference. Management was present and presented an overview of our financial situation and considerations related to the timing and amount of a capital raise transaction, including our current cash burn and cash burn timeline, business priorities and potential future actions to preserve cash. Among other things, management and the Board reviewed an analysis of proceeds to our stockholders in the event that we pursued potential insolvency or liquidation proceedings rather than a financing or an acquisition.

On May 4, 2022, Mr. Gormsen met with Mr. Momtazee to discuss our financial situation and a potential financing transaction.

On May 6, 2022, Mr. Gormsen again spoke with a representative of Party C. Party C indicated they would contact us in the near term with additional information.

Early on May 9, 2022, Mr. Momtazee called Mr. Gormsen. Mr. Momtazee and Mr. Gormsen discussed a potential financing transaction with PSC with a revised structure from what had been previously discussed in the potential Preferred Stock Investment.

Later on May 9, 2022, a representative of PSC sent a new term sheet to us outlining a potential $125 million convertible note transaction. According to the term sheet, we would issue senior secured notes with a one-year maturity and be required to complete a rights offering. Among other things, PSC would receive similar information and other rights as proposed in the prior preferred stock term sheet. PSC would also have the right to nominate a number of directors to our Board proportionate to their ownership if the notes convert into equity as a result of the rights offering.

The Board met via teleconference on May 10, 2022 with management, Latham and Perella present. Latham led the Board in a discussion regarding fiduciary duties in the context of a financing or sale transaction, as well as if the Company were to enter into the zone of insolvency in the absence of a financing. Perella then provided an update to the Board on potential financing structures available to us, including private and public financing transactions. Perella proceeded to give an overview of the revised term sheet received from PSC on May 9, 2022, noted that it was the only term sheet we had received from any potential financing source to date and provided a summary of key terms, open issues and the objectives that management and Perella were pursuing in negotiations with PSC. The Board directed management to continue negotiating the term sheet with PSC to obtain the best terms possible for us and our stockholders while continuing to explore all other possible financing options.

On May 13, 2022, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and our Annual Report on Form 10-K for the year ended December 31, 2021.

Also on May 13, 2022, Mr. Momtazee and Mr. Gormsen met in person to discuss the term sheet for the proposed financing as well as the Company’s actions with respect to its cash burn.

On May 17, 2022, the Board met via teleconference with management, Latham, Perella and BofA Securities present. Management reviewed our financial condition, including information on cash burn, cash balance, cash forecast and potential actions to preserve cash. Management further described our extensive fundraising activities, including outreach efforts with potential investors and acquirors, noting that PSC remained the only party to submit any firm indication of interest. Management described the terms of PSC’s proposal, including open items subject to ongoing negotiations, potential stockholder participation through a rights offering and our ability under the proposed terms to pursue a sale or other alternative transaction in parallel with the proposed transaction. Perella then provided a presentation on a possible counter proposal to PSC. The Board reviewed an analysis of the proceeds that likely would be returned to our stockholders in the event of our insolvency or liquidation. The Board acknowledged the lack of current alternatives other than an insolvency or liquidation transaction, which was expected to result in no proceeds to our stockholders, and expressed support for ongoing negotiations with PSC given our significant need to raise capital in the near term. BofA Securities then provided the Board with an overview of a potential merger and acquisition sales process and project timeline, including certain potential buyers (the “M&A Process”).

On May 24, 2022, we filed our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. With this filing we returned to being current in our periodic filings with the SEC, and thereafter we received confirmation from Nasdaq that we were no longer subject to potential delisting as a result of our prior delinquency in such filings.

Also on May 24, 2022, the Board met again via teleconference, with management and Latham present. Latham provided an update on certain purported Securities Class Actions and other stockholder matters. Management provided an update on disclosure matters, including SEC filings and Nasdaq hearing processes. Management reviewed with the Board our financial condition, including information on cash burn, cash balance, cash forecast and potential actions to preserve cash, and reviewed the status of our financing and strategic processes. Management also presented a proposal to undertake a reduction in our employee workforce to reduce our cash burn, and the Board approved the plan.

On May 24, 2022, management also received an inbound inquiry from a potential investor (“Party D”) expressing interest in a possible investment in the Company.

On May 27, 2022, we announced the Board-approved plan to reduce our employee workforce by approximately 17% as part of our cost-cutting measures to reduce operating expenses and preserve capital.

On May 28, 2022, following the exchange of multiple drafts, we and PSC agreed to the terms of the term sheet and executed the term sheet.

The Board met again via teleconference on May 31, 2022, with management and Latham present. Management provided an update on our SEC filings and compliance with Nasdaq listing requirements. Management reviewed with the Board our financial condition, including information on cash burn, cash balance, cash forecast and potential actions to preserve cash. Management further described our financing activities, including the status of the documentation relating to a potential financing transaction with PSC, and an updated timeline for approval and announcement of the final documentation and financing transaction. The Board directed management to continue working toward a financing transaction with PSC.

On June 5, 2022, representatives from Ropes, on behalf of PSC, delivered drafts of the transaction documents for a potential convertible note financing to Latham. We subsequently exchanged several drafts and worked toward finalizing documentation.

The Board met again via teleconference on June 7, 2022, with management, Latham, Perella, and Alvarez & Marsal, a professional service firm specializing in business advisory and restructuring matters (“Alvarez”), present. Management made a presentation to the Board regarding the proposed financing with PSC (the “Financing”), including negotiation of definitive agreements with PSC, which agreements also contemplated a rights offering. The Board discussed the key benefits of the potential transaction and that the transaction could provide a runway for a potential sale. The Board also noted that PSC was the only investor that had elected to move forward to propose a potential financing transaction with us despite a wide canvassing of potential investors. The Board considered the lack of options for us given our limited cash position and continued cash burn, and concluded that, while we could pursue a company-led bankruptcy or liquidation, it would be unlikely that our stockholders would receive significant proceeds from a liquidation. The Board, management, Perella and Latham discussed and reviewed the key terms in PSC’s drafts of the definitive agreement documents and discussed our strategy for further negotiations and potential responses. The Board determined that we should seek to improve the covenants package and increase flexibility for us to pursue a sales process following the Financing. Further, the Board noted that while the proposed terms of the Financing were investor-favorable on the whole, the rights offering would provide some protection to our stockholders by allowing them to significantly reduce the amount of dilution they would experience by allowing them to participate in the rights offering. Latham led the Board in a discussion on the Board’s fiduciary duties as they relate to the potential Financing transaction. Following these discussions, the Board instructed management and our financial and legal advisors to continue negotiating with PSC to improve the terms and conditions of the Financing. The Board also asked our financial and legal advisors to provide further analysis and documentation regarding the terms of the Financing.

On June 10, 2022, representatives of the Company, including Mr. Gormsen and Mr. Laponis, met via teleconference with representatives of PSC, including Mr. Sabet-Peyman, along with representatives of Latham and Ropes, to discuss the various transaction documents.

We entered into an engagement letter with Perella on June 10, 2022 (the “PW Engagement Letter”), pursuant to which Perella would act as our financial advisor in connection with a private issuance, sale or placement of certain securities to any creditors or lenders.

On June 17, 2022, BofA Securities delivered a memorandum to the Board disclosing certain relationships between BofA Securities and its affiliates, on the one hand, and the Company, Patient Square Capital, L.P. and certain of their respective portfolio companies and/or affiliates, on the other hand, during the period from May 1, 2020 to April 30, 2022, reflecting that during such period BofA Securities and its affiliates derived aggregate revenues (i) from the Company and certain of its affiliates of less than $5 million for investment and corporate banking services and (ii) from PSC and certain of its affiliates and portfolio companies of less than $6 million for investment and corporate banking services, and noting that BofA Securities was an underwriter in connection with the Company’s October 2020 initial public offering of common stock (the “IPO”), along with the Company and the other underwriters in the IPO, among others, BofA Securities is currently a named defendant in the Securities Class Action and BofA Securities has notified the Company that it is seeking indemnification and expense reimbursement from the Company in connection with the Securities Class Action.

The Board met again via teleconference on June 17, 2022, with management and Latham present. Management provided an overview of proposed engagement letters with Perella and BofA Securities relating to their assisting us with seeking financing and a potential sale. Following a discussion, the Board approved the engagement letters. The Board then discussed the potential Financing by PSC, noting that no other financial sources other than PSC had come forward with an actionable financing alternative. The Board also reviewed and discussed materials prepared by Perella and Alvarez relating to, among other things, the various strategic alternatives available to the Company, including a potential reorganization. Latham provided an update on negotiations with PSC, summarizing the key material open issues in the definitive agreements and our positions on such issues. Latham also discussed expected timing and the process for remaining negotiations of the potential Financing transaction with PSC. Management reviewed with the Board our expected cash burn over the months ahead in the absence of a financing, noting that we would likely exhaust our existing liquidity within two to three months and face liquidation. The Board discussed the downsides and risks of the proposed Financing transaction with PSC, including dilution to existing stockholders under the proposed terms of the Financing, mitigated by the proposed rights offering should such stockholders participate, and the risk of an event of default before consummation of such proposed rights offering. Management presented to the Board an analysis of potential proceeds to our stockholders in the event of a liquidation, with the analysis indicating that, in the event of liquidation, our stockholders would likely receive little to no proceeds. Management reviewed with the Board the cost-cutting steps taken to date and the Board instructed management and our financial advisors to conduct additional analysis on whether we could further reduce our cash burn. BofA Securities then reviewed the status of its outreach on behalf of the Company to potential acquirors as part of the M&A Process, noting that all the potential acquirors had declined to make an offer and that some of the potential acquirors had indicated an interest in purchasing our assets if we were in a bankruptcy process with greater liquidity that could be obtained through the Financing. BofA Securities noted that we may have greater leverage with potential acquirors in a sale process. Following discussion, the Board created a Transaction Committee, comprised of Board members Josh Makower, A. Brooke Seawell and Peter Tuxen Bisgaard (the “Transaction Committee”), to review, negotiate, assess and approve or reject the financing.

Also on June 20, 2022, we entered into a confidentiality agreement with a potential investor (“Party E”). The agreement contained a customary standstill provision prohibiting Party E from taking certain actions to solicit support for certain transactions or acquire shares of our common stock.

On that same day, Mr. Gormsen was contacted by a representative of Party C, who indicated ongoing interest in a potential investment.

The Board met again via teleconference on June 21, 2022, with management and Latham present. Latham presented an overview of the current terms and conditions of the potential Financing by PSC, which also contemplated a rights offering. Management presented on certain risks that could give rise to an event of default by us under the Financing documentation. Management expressed its view that, based on the advice of our financial advisors, the Financing transaction with PSC was the best available option in light of the Company’s urgent need for additional capital and would potentially create a bridge to seek other options that could provide potential return of value to our stockholders.

On June 22, 2022, Mr. Gormsen met via teleconference with a representative of Party C to discuss our business strategy and questions concerning insurance coverage of our products.

Additionally, on June 22, 2022, we entered into a confidentiality agreement with Party D. The agreement contained a customary standstill provision prohibiting Party D from taking certain actions to solicit support for certain transactions or acquire shares of our common stock.

The Transaction Committee met via teleconference on June 23, 2022, with its three members, and certain other directors, members of management and Latham present. Latham provided an update on negotiations with PSC regarding the Financing. Latham and the committee members discussed the proposed terms of the Financing, including issues that had been resolved since the meeting of the Board on June 21, 2022. Management presented an overview of materials provided in advance to the Transaction Committee. Following discussion, the Transaction Committee approved the Financing on the terms presented and authorized the execution and delivery of the required transaction documentation and actions.

On June 23, 2022, representatives of the Company, including Mr. Gormsen, Mr. Laponis and Mr. Laudico, met in person with representatives of Party D. Representatives of BofA Securities also attended the meeting. Management presented on our operations and business outlook, and the parties discussed potential synergies between our business and operations and those of Party D. Party D subsequently indicated that they would not be moving forward with a transaction, citing market conditions, capital restraints and potential integration challenges.

 On June 24, 2022, following substantial negotiations and the exchange of several drafts of each of the transaction documents, we and PSC executed and delivered the final documents for the PSC Financing transaction.

We entered into an engagement letter with BofA Securities on June 26, 2022 (the “BofA Securities Engagement Letter”), pursuant to which BofA Securities would act as our financial advisor.

On June 27, 2022, we publicly announced the signing of the PSC Financing transaction via press release and the filing of a Current Report on Form 8-K (which included a description of the material terms of the transaction and attached the material transaction documents). A description of the material terms of the transaction and the requirements under the transaction documents as to the matters we are required to seek stockholder approval for (the Share Increase Amendment Proposal (Proposal No. 5) and the Nasdaq Approval Proposal (Proposal No. 6)) at the Annual Meeting and the Rights Offering we are required to undertake are set out in the Proxy Statement.

On June 28, 2022, we completed the issuance of $100 million aggregate principal amount of senior secured convertible notes to PSC (the “First Tranche”). We publicly announced the closing of the First Tranche via press release and the filing of a Current Report on Form 8-K on July 5, 2022, which announcement also noted that we incurred $5.7 million in transaction costs, which were recorded to general and administrative expenses. Transaction expenses consisted primarily of fees to Perella for their financial advisory services, BofA Securities for their financial advisory services, Latham for their legal counsel to us throughout the transaction and related financing efforts and Ropes for their counsel to PSC, the legal fees of which we agreed to reimburse in connection with the transaction. We used approximately $16.3 million of the net proceeds to repay all existing third-party indebtedness and related pay-off expenses, and we intended to use the remaining net proceeds for working capital purposes and to fund our general business requirements.

As previously noted, following the January meetings among the Board, BofA Securities and Perella, we and our financial advisors reached out to a number of potentially interested parties. By the time we entered into the transaction with PSC in late June 2022, we had contacted 38 potential investors and entered into 19 confidentiality agreements with potentially interested investors. Of those parties, none expressed an interest in leading a transaction with us, though a number expressed an interest in potentially participating in any syndicated financing transaction we might pursue. From the beginning of 2022 through the signing of the Note Purchase Agreement, the Board met 16 times to assess the Company’s financial condition, address the need for financing, evaluate efforts to obtain additional capital and seek potential sale opportunities, and discuss the ongoing transaction process with PSC (such meetings being separate from the 14 meetings previously noted where the primary focus of the meeting was the DOJ investigation).

On July 1, 2022, representatives of the Company, including Mr. Gormsen, Mr. Laponis and Mr. Laudico, made a management presentation to Party E, including discussing our products and technology and potential integration into Party E’s industry and operations. Representatives of BofA Securities also attended the meeting. Party E indicated they would be in further contact in the near term with additional information regarding interest in a transaction. Party E subsequently indicated that they would not be moving forward with a transaction, citing incompatibility with current Party E offerings and market conditions.

The Board met again in person and via teleconference on August 3, 2022, with management and representatives of BofA Securities and Perella present. BofA Securities reviewed the status of the M&A Process. BofA Securities noted that at the Company’s direction it had reached out to 17 potential acquirors between May 16, 2022 and August 5, 2022, including four (4) that management met with, and that all such potential acquirors indicated that they lacked interest in a potential transaction. Several such potential acquirors cited challenging market conditions as the primary driver for their inability to proceed with a transaction, many of them noting that market volatility had significantly impacted their risk profile and ability to deploy capital at that time. The Board, management and BofA Securities discussed the potential benefits and risks of conducting broader outreach to other potential acquirors, including the risk that the greater the Company’s outreach efforts became, the higher the risk of a leak, which could impact various of the Company’s negotiations and partnerships. Ultimately, following discussion with BofA Securities and Perella, the Board determined to continue executing on the current Financing transaction with PSC rather than reaching out to more potential acquirors.

On August 8, 2022, we announced our earnings results for the quarterly period ended June 30, 2022. With the benefit of the closing of the PSC financing, we reported cash and cash equivalents of $106.6 million as of June 30, 2022. We also provided forward-looking guidance of our expectation at such time that cash burn in 2022 would be approximately $20 million to $25 million per quarter, with slight variability from quarter to quarter.

We are continuing to engage in discussions with potential investors and have continued to receive inbound inquiries from interested parties, including renewed interest from parties we engaged with as we negotiated the note purchase agreement with PSC.